Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

July 14, 2016

Simulations Plus Reports Third Quarter FY2016 Financial Results

Record quarterly revenue, 9moFY16 diluted EPS increased 23% to a record $0.242 from $0.196

LANCASTER, CA, July 14, 2016 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today reported financial results for its third quarter of fiscal year 2016 (3QFY16) and the first nine months of fiscal year 2016 (9moFY16), the period ended May 31, 2016.

3QFY16 highlights compared with 3QFY15:

•	Net revenues increased 1.2% to $6.01 million, an increase of $70,000 from $5.94 million
•	Gross profit was up 0.2% to $4.82 million, an increase of $8,000 from $4.81 million
•	SG&A was $1.68 million, an increase of 4.6% or $73,000 from $1.61 million
•	R&D expenditures were $617,000, an increase of $23,000, or 3.8% over $594,000
o	In 3QFY16, $269,000 was capitalized and $348,000 was expensed
o	In 3QFY15, $246,000 was capitalized and $348,000 was expensed
•	Income before taxes decreased 0.8% to $2.80 million, a decrease of $22,000 from $2.82 million
•	Net income increased 3.1% to $1.91 million, an increase of $57,000 from $1.85 million
•	Diluted earnings per share increased 2.1% to $0.111 from $0.108

9moFY16 highlights compared with 9moFY15:

•	Net revenues increased 9.7% to $16.01 million, an increase of $1.41 million from $14.60 million
•	Gross profit was up 10.4% to $12.47 million, an increase of $1.18 million from $11.29 million
•	SG&A was $5.08 million, a decrease of $154,000, or 2.9%, from $5.23 million
•	R&D expenditures were $1.974 million, an increase of $17,000, or 0.9% over $1.957 million
o	For 9moFY16, $814,000 was capitalized and $1.16 million was expensed
o	For 9moFY15, $976,000 was capitalized and $982,000 was expensed
•	Income before taxes increased 23.9% to $6.21 million, an increase of $1.2 million from $5.01 million
•	Net income increased 24.2% to $4.16 million, an increase of $810,000 from $3.35 million
•	Diluted earnings per share increased 23.1% to $0.242 from $0.196

John Kneisel, chief financial officer of Simulations Plus, said: “The Company continues to produce record financial results, with year-to-date sales up nearly 10% and net income increased by 24%, speaking to our operational efficiency and demonstrating the leverage inherent in our business model. The Company’s strong cash position enables continuing investment in software products while being able to reward shareholders by providing continuing quarterly dividends. As always, such distributions are at the discretion of the Board of Directors.”

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John DiBella, vice president for marketing and sales of Simulations Plus, said: “While revenue growth for 3QFY16 was lower than our historical averages, it is compared with an exceptionally strong third quarter in FY15. We executed on several fronts and achieved the highest quarter in our history for both revenues and earnings. Software renewal rates exceeded 88% (accounts) and 96% (fees) for the quarter, and we added 16 new clients, with several coming from India. The first nine months of FY2016 have shown strong growth trends in both software and consulting services revenue, and along with the imminent release of our new PKPlus™ software, we have a full pipeline of new contracts keeping our experts busy as we move towards FY2017. We believe our aggressive marketing and training programs, coupled with positive underlying sales fundamentals, set us up nicely to end FY2016 on a strong note.”

Ted Grasela, president of Simulations Plus, added: “The recently announced 5-year, $4.7 million contract to expand and further develop the KIWI™ software platform for a major research foundation is expected to add significantly to the revenue growth of our Buffalo division. We believe this effort, which is based on our secure in-house computing cloud, has the potential to lead to additional opportunities for such services, both with this foundation and with pharmaceutical companies and other research organizations around the world. In addition, we are now routinely providing physiologically based pharmacokinetics (PBPK) analysis to clinical pharmacology groups as we have realized the expected synergies between our Lancaster and Buffalo divisions.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, concluded: “This month marks the 20th anniversary of Simulations Plus. Driving the evolution of the pharmaceutical industry over the past two decades from minimal use of simulation and modeling to widespread adoption by industry and regulatory agencies has been very satisfying. As John DiBella noted, our nine-month results demonstrate excellent continued revenues and earnings growth. Now we are beginning to perform on our five-year contract and expecting the release of our newest software product, PKPlus™, along with updates to GastroPlus™ and ADMET Predictor™, all in the fourth fiscal quarter. We’re excited about these developments and expect them to contribute to a strong finish to FY2016.”

Investor Conference Call

The Company will host a conference call on July 14, 2016, at 4:15 p.m. Eastern Time. All interested parties are invited to join the call by registering at this link. On registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (213) 929-4232, and enter access code 790-046-526.

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of

	(Unaudited)	(Audited)
	May 31,	August 31,
ASSETS
	2016	2015
Current assets
Cash and cash equivalents	$7,279,683	$8,551,275
Accounts receivable, net of allowance for doubtful accounts of $0	4,582,573	1,593,707
Revenues in excess of billings	1,039,897	795,125
Prepaid income taxes	108,690	–
Prepaid expenses and other current assets	288,164	381,718
Deferred income taxes	289,835	210,972
Total current assets	13,588,842	11,532,797
Long-term assets

Capitalized computer software development costs, net of accumulated amortization of $8,368,000 and $7,632,421	3,878,342	3,798,339
Property and equipment, net	297,385	413,510
Intellectual property, net of accumulated amortization of $1,256,875 and $801,250	4,818,125	5,273,750
Other intangible assets net of accumulated amortization of $258,125 and $147,500	1,391,875	1,502,500
Goodwill	4,789,248	4,789,248
Other assets	34,082	34,082
Total assets	$28,797,899	$27,344,226

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$184,996	$209,407
Accrued payroll and other expenses	510,792	429,580
Accrued bonuses to officers	90,750	121,000
Income taxes payable	–	43,602
Other current liabilities	13,239	19,859
Current portion - Contracts payable	2,854,404	2,604,404
Billings in excess of revenues	112,445	106,534
Deferred revenue	261,266	78,945
Total current liabilities	4,027,892	3,613,331

Long-term liabilities
Deferred income taxes	3,264,372	3,190,419
Payments due under Contracts payable	–	1,000,000
Other long-term liabilities	–	8,274
Total liabilities	$7,292,264	$7,812,024

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,032,364 and 16,943,001 shares issued and outstanding	5,504	5,414
Additional paid-in capital	10,078,647	9,714,290
Retained earnings	11,421,484	9,812,498
Total shareholders' equity	$21,505,635	$19,532,202

Total liabilities and shareholders' equity	$28,797,899	$27,344,226

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended May 31,

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015

Net Revenues	$6,012,193	$5,942,082	$16,014,539	$14,602,464
Cost of revenues	1,194,815	1,132,695	3,541,903	3,308,277
Gross margin	4,817,378	4,809,387	12,472,636	11,294,187
Operating expenses
Selling, general, and administrative	1,680,707	1,607,317	5,079,985	5,234,311
Research and development	348,427	348,285	1,161,124	981,633
Total operating expenses	2,029,134	1,955,602	6,241,109	6,215,944

Income from operations	2,788,244	2,853,785	6,231,527	5,078,243

Other income (expense)
Interest income	4,553	4,391	13,507	13,394
Gain(loss) on currency exchange	7,733	(35,632)	(35,490)	(78,107)
Total other income (expense)	12,286	(31,241)	(21,983)	(64,713)

Income from operations before provision for income taxes	2,800,530	2,822,544	6,209,544	5,013,530
Provision for income taxes	(891,191)	(970,122)	(2,048,383)	(1,661,972)
Net Income	$1,909,339	$1,852,422	$4,161,161	$3,351,558

Earnings per share
Basic	$0.11	$0.11	$0.24	$0.20
Diluted	$0.11	$0.11	$0.24	$0.20

Weighted-average common shares outstanding
Basic	17,028,634	16,862,128	17,000,228	16,847,191
Diluted	17,227,540	17,073,155	17,219,835	17,070,334

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